EXHIBIT (H)(8)

                          ACCOUNTING SERVICES AGREEMENT

           THIS AGREEMENT is made effective as of the 1st day of September, 2000, by and between TD Waterhouse Investor Services, Inc., ("Customer"), as administrator of the accounts listed on Schedule A hereto (each a "Portfolio", and collectively, the "Portfolios"), as such Schedule may be amended from time to time, and SEI Investments Mutual Funds Services, a Delaware business trust ("SEI").

           WHEREAS, Customer desires SEI to provide, and SEI is willing to provide fund accounting and related portfolio accounting services with respect to the Portfolios listed on Schedule A, on the terms and conditions hereinafter set forth;

           NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Customer and SEI hereby agree as follows:

           ARTICLE 1. RETENTION OF SEI. Customer hereby retains SEI to act as the fund accounting agent with respect to the Portfolios and to furnish the services set forth in Article 2 below. SEI hereby accepts such employment to perform the duties set forth below. SEI shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent Customer in any way and shall not be deemed an agent of Customer.

           ARTICLE 2. ACCOUNTING SERVICES. SEI shall perform, or supervise the performance by others of fund accounting services as set forth herein in connection with the operations of the Subject Portfolios. SEI may appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Portfolios. If SEI appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, SEI nevertheless shall remain principally liable to Customer for the acts and omissions of such other entities without regard to any rights or recourse SEI may have against any third party.

           SEI shall provide Customer with fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities for handling the accounting affairs of the Portfolios as are set forth on Schedule B hereto, and as amended by agreement of the parties from time to time. In addition, at the request of Customer, SEI shall make reports to Customer concerning the performance of its obligations under this Agreement.

           In connection with this Agreement, Customer will furnish SEI with copies, properly certified or authenticated, of the governing documents for each of the Portfolios and such other documents as may be reasonably necessary to the performance by SEI of the services set forth in this Agreement. Customer agrees to furnish SEI with any amendments or supplements to such documents.

           With respect to all non-money market Portfolios, Customer agrees that it will implement an automated trade ticket transmission ("TradeNet") and automated daily custody security position reconciliation ("Automated Reconciliation Review") with SEI's fund accounting systems to facilitate the timely and accurate calculation of Portfolio net asset values. To the extent it becomes practicable in the future based on industry practices, Customer agrees to use reasonable efforts to implement automated interfaces with SEI for money market Portfolios. In the event Customer does not implement TradeNet and Automated Reconciliation Review for non-money market Portfolios by the first anniversary of this Agreement, SEI reserves the right to assess a reasonable surcharge hereunder.


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           ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES. SEI shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Customer shall reimburse SEI for its reasonable out-of-pocket expenses incurred on behalf of the Customer, including (but not limited to) the travel and lodging expenses incurred by its officers and employees in connection with attendance at meetings requested by the Customer, pricing services fees, reasonable allocation of SAS 70 audit expenses and third-party pricing service fees incurred by SEI in the performance of its duties and all reasonable charges for copying, postage, telephone, and fax incurred by the SEI in the performance of its duties hereunder in accordance with agreed upon procedures. SEI shall provide Customer documentation evidencing out-of-pocket expenses and their allocation as reasonably requested by Customer.

           ARTICLE 4. COMPENSATION OF SEI. Customer agrees to pay SEI annual fees for the services provided under this Agreement in accordance with the Fee Schedule set forth in Customer Schedule C. SEI monthly all fees calculated as set forth in this Article 4. Such compensation shall be calculated and accrued daily and paid to SEI monthly. SEI will invoice Customer each month for services rendered, each such payment to be due sixty (60) days after the date of invoice If the Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, SEI's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees set forth above.

           Customer agrees to pay all state and local sales, and/or use taxes, or any equivalent thereof, except for taxes on SEI's property or net income, which may be assessed against SEI or Customer with respect to this Agreement or the services provided by SEI hereunder. At its option, SEI may include such taxes in its invoices in which event Customer will pay to SEI the taxes so invoiced.

           ARTICLE 5. LIMITATION OF LIABILITY OF SEI. The duties of SEI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SEI. SEI shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "SEI" shall include directors, officers, employees, affiliates and other corporate agents and representatives of SEI as well as that corporation itself.) Under no circumstances shall SEI be liable to the Customer for consequential, indirect or punitive damages. Customer shall be solely responsible for each Portfolio's compliance with applicable investment policies, laws and regulations and any losses attributable to non-compliance with applicable investment policies, laws and regulations, except to the extent that such non-compliance was due to SEI's failure to meet the standard of care set forth herein.


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           So long as SEI does not act with willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties hereunder, Customer assumes full responsibility and shall indemnify SEI and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses)arising directly or indirectly out of said fund accounting relationship to Customer or any other service rendered to Customer hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

           SEI shall indemnify and hold the Customer harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses)arising directly or indirectly out of the willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

           The indemnification rights of either party hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited; provided, however, that in the event that it is ultimately determined that indemnification is not warranted, any such amounts advanced hereunder shall be repaid. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case Customer may be asked to indemnify or hold the indemnified party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against indemnifying party, but failure to do so in good faith shall not affect the rights hereunder unless such failure was in fact prejudicial to the indemnified party.

           The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse indemnified party for the reasonable fees and expenses of any counsel retained by indemnified party*

           SEI may apply to Customer at any time for instructions and may consult outside counsel for Customer or its own counsel and with accountants and other experts with respect to any matter arising in connection with SEI's duties, and SEI shall not be liable or accountable for any action taken or omitted by it in good faith and without gross negligence in accordance with such instruction or with the opinion of such counsel, accountants or other experts.


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           Also, SEI shall be protected in acting upon any document, which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

           Nothing herein shall make SEI liable for the performance or omissions of unaffiliated, nationally or regionally recognized third parties such as, by way of example and not limitation, Airborne Services, Federal Express, UPS, the
U. S. Mails, AT &T, Sprint, MCI and other delivery, telecommunications and other companies not under SEI's reasonable control, and third parties not under SEI's reasonable control providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), transfer agents and custodian banks.

           ARTICLE 6. ACTIVITIES OF SEI. The services of SEI rendered to Customer are not to be deemed to be exclusive. SEI is free to render such services to others and to have other businesses and interests.

           ARTICLE 7. TERM AND TERMINATION. This Agreement shall become effective upon the date first written above. The initial term of this Agreement will be five (5)years, commencing as of the date Customer first receives fund accounting services hereunder. This Agreement shall be binding on all successors and permitted assignees of the parties.

           Upon conclusion of the initial term, this Agreement will automatically remain in full force and effect for a three (3) year renewable term, and for succeeding three (3) year renewable terms thereafter, unless the Agreement is terminated as provided below. Customer or SEI may elect to terminate this Agreement on the last day of the initial term or any renewal term by notifying the other in writing not less than sixty (60) days prior to the end of the then current term. Customer may elect to terminate this Agreement if all key management personnel (i. e., managing directors and accounting directors of mutual fund services operations) of SEI terminate their employment in a concerted plan and SEI fails to replace such personnel with suitable replacements of a comparable experience in a reasonable period of time, SEI and its personnel fail on a regular basis to be in material compliance with regulatory guidelines and regulations and such material non-compliance has directly resulted in material adverse harm to the Customer, or in the event SEI has materially failed to perform its duties under this Agreement, and such material failure has not been cured within 60 days after written notice is received by Customer specifying the nature of the material failure and the reasonable steps to be taken by SEI to remedy the failure.

           Customer may terminate this Agreement for convenience as of either the second or third anniversary of the effective date of the Agreement in order to permit Customer and its employees (or affiliates) to perform the services under this Agreement, subject to Customer making a termination for convenience payment to SEI as provided herein. Customer agrees to make a lump-sum payment on the termination date to SEI of $750,000 if the termination for convenience is effected on the second anniversary of the Agreement or $500,000 if the termination for convenience is effected on the third anniversary of the Agreement. Customer acknowledges and agrees that the termination for convenience payment is not a penalty and is to compensate SEI for lost profitability in the event of SEI's early termination for Customer's convenience. Customer must provide SEI at least ninety (90) days prior written notice to terminate for convenience. "Termination for convenience" shall mean that substantially all the services provided by SEI under this Agreement shall be performed by officers and employees of Customer (or its affiliates) on conversion and such services may not be delegated by Customer to a third-party (other than an affiliate) for performance for a minimum of nine (9) months.


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           ARTICLE 8. CERTAIN RECORDS. SEI shall maintain customary records in connection with its duties as specified in this Agreement. Any records prepared or maintained by SEI on behalf of the Portfolios shall be prepared and maintained at the expense of SEI, but shall be the property of the Portfolios and will be made available to or surrendered promptly to Customer or the Portfolios on request.

           In case of any request or demand for the inspection of such records by another party, SEI shall notify Customer and follow Customer's instructions as to permitting or refusing such inspection; provided that SEI may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) Customer has agreed to indemnify SEI against such liability.

ARTICLE 9. GENERAL PROVISIONS.

           NOTICE. Any requests, instructions, payments, or notices permitted or required hereunder will be deemed given when delivered in hand or mailed, postage prepaid, as respectively set forth below or to such other address as either party may from time to time designate in writing; or, if permitted hereunder, when sent by facsimile transfer as respectively set forth below with a hard copy mailed, postage prepaid. All such notices shall be mailed or delivered at the address set forth below or to such other address as either such party may from time to time designate in writing:

               If to Customer:
                         TD Waterhouse Investors Services, Inc.
                         100 Wall Street
                         New York, NY 10005

                         Attention: Richard Neiman, General Counsel

               If to SEI:
                         SEI Investment Mutual Funds Services
                         One Freedom Valley Drive
                         Oaks, PA 19456-1100

                         Attention: General Counsel

           ARTICLE 10. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. This Agreement will become binding when one or more counterparts taken together will have been executed and delivered by the parties. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.


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           ARTICLE 11. AGREEMENT FOR SOLE BENEFIT OF SEI AND CUSTOMER. This
Agreement is for the sole and exclusive benefit of SEI and Customer and will not be deemed to be for the direct or indirect benefit of the clients or customers of SEI or Customer. The clients or customers of SEI or Customer will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with SEI by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys' fees, based on this Agreement or the services provided hereunder.

           ARTICLE 12. ASSIGNMENT. SEI and Customer will each have the right to assign or delegate all or part of its respective rights, responsibilities, or duties hereunder to any subsidiary, parent or affiliate of SEI or Customer owned by or affiliated with such party upon the provision of prior written notice to the other party, but no such assignment or delegation will relieve Customer of its payment obligations under Article 4 hereof. Such assignment or delegation will be valid only so long as the assignee or delegate remains a subsidiary, affiliate or parent of SEI or Customer and in the event of any such assignment, SEI or Customer will remain responsible for the acts of any such entity. SEI will only assign or delegate its responsibilities or duties without consent of Customer to a subsidiary, parent or affiliates equally capable of performing the services agreed to herein. Except as otherwise provided herein, any other assignment or delegation by either party hereto will require the prior written approval of the other party hereto.

           ARTICLE 13. GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of New
York without giving effect to conflict of law provisions.

           ARTICLE 14. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Should one or more of the preceding force majeure events occur and SEI fails to deliver the services to be provided under this Agreement for more than five (5) business days and at the end of five (5) business days SEI is not implementing disaster recovery plans on a reasonably timely basis, SEI agrees, to a reasonable extent, to cooperate with Customer, to continue to perform hereunder, and, if necessary, to take such actions as are commercially reasonable to insure the orderly, effective and expeditious termination and succession of the services hereunder without the payment of any termination for convenience fees or any penalties.

           ARTICLE 15. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.


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           ARTICLE 16. CONTENTS OF AGREEMENT. This Agreement and its Schedules
set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It will not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, including the letter agreement dated July 25,2000, are superseded by the Agreement.

           ARTICLE 17. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

           ARTICLE 18. SEVERABILITY. In the event that any provision of this Agreement will be found in violation of public policy or illegal or unenforceable in law or equity, such finding will in no event invalidate any other provision of this Agreement.


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           EACH PARTY HERETO ACKNOWLEDGES THAT EACH PARTY RESPECTIVELY HAS READ
THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES TO BE LEGALLY BOUND HEREBY.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the day and year first above written.

                               TD WATERHOUSE INVESTOR SERVICES, INC.

                               By: /S/ FRANK J. PETRILLI
                                   ---------------------
                                   Title: Frank J. Petrilli
                                   Name:  Chief Operating Officer

                               SEI INVESTMENT MUTUAL FUNDS SERVICES

                               By: /S/ JAMES R. FOGGO
                                   ------------------
                                   Name: James R. Foggo
                                   Title:  Vice President


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                                   SCHEDULE A

                                   PORTFOLIOS

"TDW TRUST" MEANS TD WATERHOUSE TRUST
"TDW FAMILY" MEANS TD WATERHOUSE FAMILY OF FUNDS, INC.
"NICM FUND" MEANS NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.

EFFECTIVE AS OF SEPTEMBER 1,2000(1)

 TDW Trust-Bond Index Fund
 TDW Trust-500 Index Fund
 TDW Trust-Extended Market Index Fund
 TDW Trust-Asian Index Fund
 TDW Trust-European Index Fund
 TDW Trust-Technology Fund
 TDW Trust-Tax Managed Growth Fund
 TDW Family-NY Municipal Money Market Fund
 TDW Family-CA Municipal Money Market Fund

EFFECTIVE AS OF OCTOBER 1,2000(2)

 TDW Trust-Dow 30 Fund
 TDW Family-Government Money Market Portfolio
 TDW Family-Money Market Portfolio
 TDW Family-Municipal Money Market Portfolio
 NICM Fund-Government Money Market Portfolio
 NICM Fund-Money Market Portfolio
 NICM Fund-Municipal Money Market Portfolio



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                               [End of Schedule A]


 (1) Compensation paid to SEI under Schedule C of this Agreement on behalf of the listed Portfolios is effective September 1,2000.

 (2) Compensation paid to SEI under Schedule C of this Agreement on behalf of the listed Portfolios is effective October 1,2000.

                                       A-l


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                                   SCHEDULE B

                               ACCOUNTING SERVICES
                         LIST OF DUTIES/RESPONSIBILITIES

                             as of September 1,2000

DAILY ACCOUNTING SERVICES

          A) Calculate Net Asset Value (and Offering Price) Per Share:

               1. Update the daily market value of securities held by each Portfolio using standard agents for pricing domestic equity, bond and foreign securities. The standard domestic equity, bond and foreign security pricing service is IDC. W. M. Reuters is used for exchange rates and spot rates.

               2.   Enter manual prices supplied by client and/or broker.

               3.   Calculate NAV. Review change in NAV for reasonableness.

               4. Review security price variance, investigate price changes in individual equities exceeding 5%, bonds exceeding 2%and exchange rates exceeding 1%.

               5. Complete daily variance analysis on foreign exchange rates and local foreign prices. Notify the client of changes exceeding established levels for the client's verification.

               6. Electronically communicate required pricing information (NAV/POP) to client, transfer agent and NASDAQ.

                SEI pricing and valuation services will be conducted in accordance with each Portfolio's Prospectus and SAI and Pricing and Fair Value Procedures mutually agreed to by Customer and SEI.

               B)   Complete Money Market (Daily Dividend) Fund Requirements:

                1. Calculate net investment income available for distribution daily.
                2. Calculate daily rate, and 1, 7, 30 -day yields.
                3. Supply Transfer Agent and client with distribution rates.
                4. Provide mark to market, original and amortized cost schedules in accordance with
                     valuing the Portfolio based on amortized cost.

                 Function to also be completed for the Dow 30 Fund and the Bond Index Fund.


               C)   Reconcile and Record All Daily Expense Accruals:

                1. Accrue expenses based on budget either as percentage of
                   Portfolio"s net assets or specific dollar amounts.

                2. Monitor expense limitations established by client.

                3. Accrue daily amortization of organizational expense, if any.

                4. Complete daily accrual of 12b-1 expenses, if any.

               D)   Verify and Record All Daily Income Accruals for Debt Issues:

                1. Review and verify all system-generated Interest and
                   Amortization reports.

                2. Establish security codes for bond issues to permit income by state tax reporting.

               E) Monitor Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spin-offs, etc. and process appropriately.

                1. Monitor electronically received information from Muller Data
                   Corporation for all domestic securities.
                2. Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.

               3. Process international dividend and capital change information received from the Custodian, Advisor, and IDC. If selected by the client, back-up information on foreign dividends and corporate actions may also be obtained form Muller Data Corporation/Extel or Interactive Data Corporation (as pricing vendor for the Fund).

               4. Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.

               F) Enter All Security Trades on Investment Accounting System based on written instructions from the client.

              1. Review system verification of trade and interest calculations.
              2. Verify settlement through the Custodian statements.
              3. Maintain security ledger transaction reporting.
              4. Maintain tax lot holdings.
              5. Determine realized gains or losses on security trades.
              6. Provide complete broker commission reporting.
              7. Provide foreign currency exchange rate realized and
                 unrealized gain/loss detail.

               G)   Enter All Fund Share Transactions on Accounting System

               1.   Process activity identified on the Transfer Agent reports.

               2.   Verify settlement through the Custodian statements.

               3.   Reconcile to the Transfer Agent report balances.

               H)   Review and Reconcile With Custodian Statements:

               1.   Reconcile cash balance on daily basis.

               2. Reconcile securities daily with BONY (weekly only until Automated Custody Reconciliation implemented).

               I) Monitor and review SEC 30 day yield calculation for non-money market funds.

               J)   Submission of Daily Accounting Reports to Client:
                    (Additional reports readily available.)

           SEI will use reasonable efforts to deliver estimates of Portfolio cash and holding reports to Customer by facsimile or e-mail by 10 a. m. under normal operating conditions.

1. Non-Money Market Funds

                    a. Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).


                    b.   NAV Calculation Report.

                    c.   Maturity Schedule

2. Money Market Funds

                    a.   NAV Calculation Report with Daily Distribution Rate.

                    b.   Daily, 7-day and 30-day yield calculations.

                    c.   Cash Availability.

                    d.   Dollar Weighted Average Maturity/Maturity Schedule.



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WEEKLY ACCOUNTING SERVICES

     The Fund Accounting unit will submit Money Market Fund Mark-to-Market Report and Interest and Amortization schedules to clients (based on client or vendor-supplied money market yields or prices).

MONTHLY ACCOUNTING SERVICES

         1)SUBMISSION OF DAILY/MONTHLY AUTOMATED REPORTS TO FUND/CLIENT:
                              (AT CLIENTS REQUEST)

            a.   Security Purchase/Sales Journal.
            b.   Interest and Maturity Report.
            c.   Brokers Ledger (Commission Report).
            d.   Security Ledger Transaction Report with Realized Gains/Losses.
            e.   Security Ledger Tax Lot Holdings Reports.
            f.   Additional reports available upon request.
            g.   Wash Sales Report

ANNUAL (AND SEMI-ANNUAL)ACCOUNTING SERVICES

          A) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

          B)    Provide Form N-SAR Reporting

                    If the Form N-SAR items below are applicable, the Fund Accounting unit will answer the following items: 2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
                    64B, 71, 72, 73.

FINANCIAL AND MANAGEMENT REPORTING

           A. Income and Expenses
                     1. Preparation of budgets

                     2. Expense figure calculated and accrual levels set
                     3. Monitoring of expenses
                     5. Projection of Income

           B. Distributions to Shareholders
                     1. Calculation of distribution amounts
                                a. Compliance with income tax provisions
                                b. Compliance with excise tax provisions
                                c. Compliance with prospectus
                     2. Compilation of distributions for year end tax reporting to shareholders

           C. Tax Preparation & Reporting

                     1. Coordination of State Income Tax Shareholder Reporting
                     2. Coordination of Foreign Tax Credit Shareholder
                        Notification

           D. Financial Reporting

                      1. Liaison between fund management and auditors
                      2. Preparation and delivery of first draft of semi-annual
                         and annual financial statements to Customer within 25 days of period end under normal operating conditions




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                     3. 60 day delivery to SEC and shareholders
                     3. Ensure compliance with all disclosure requirements

           E. Secondary Subchapter M Compliance Monitoring
                     1. Asset diversification test
                     2. Income qualification test

           F. Other Financial Analysis

                     1. Upon request from fund management, other budgeting and
                        analyses can be constructed to meet a fund's specific needs

           G. Review and Monitoring Functions
                     1. Review NAV calculations

                     2. Review 12b-1, accruals, expenditures and payment trail
                        commissions where applicable

           H. Performance Reporting

                     1. Provide performance reporting to third party services
                     2. Calculate non-SEC yields

SECONDARY COMPLIANCE MONITORING

           A. Compliance - Investment Company Act of 1940

a.         Compliance Monitoring (daily basis)
a.         5% issuer restrictions
b.         5% / 10% RIC restriction
c.         25% Industry basket
d.         10% LOC restriction

           B. Compliance - Prospectus

                     1. Investment Objectives and Prospectus limitations:
                               a. Monitor restricted security limitations
                               b. Monitor percentages required to fulfill
                                  investment objective (i. e. minimum of 65% of securities in an asset class)
                               c. Securities lending limitations (if permitted)
                               d. Quality ratings pertaining to securities held
                                 (if applicable)

                     2. 2a-7 Compliance/Restriction:
a.     All Money Markets are monitored to maintain compliance with Rule 2a-7.
b.     Average Weight of Maturity
c.     Maximum Maturity Date of Securities
d.     Quality Ratings of Securities (i. e. NRSRO)

           C. Compliance - other
                     1. Derivative Reporting
                     2. SEC "Alert" communications

                     3. Presentation of compliance violations to Board of
                        Trustees (if applicable)

SPECIAL ISSUES RELATED TO FOREIGN INVESTMENT


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          A. Financial Reporting

                     1. Preparation of required financial statement disclosure
                               a. Foreign currency contracts
                               b. Realized foreign exchange gains/losses
                               c. Foreign tax reclaims

          B . Tax Reporting

                     1. Monitor and review tax reclaims chronologically,
                        by country and type; report on same to Fund management
                          a. File/complete tax withholding documents, as
                             supplied by the custodian

                     2. Review and monitor treatment of currency gain/
                                loss and capital gain/loss
                          a. Section 988 transactions
                          b. Section 1256 contracts

                     3. Determine tax treatment of foreign investments and their impact on
                          a. Sub-chapter M tests --e. g., diversification,
                             qualified income, 30% tests
                          b. Taxable income and capital gains

                     4. Calculate distributions to shareholders
                               a. Monitor character and impact of realized
                                  currency gain/loss on distribution amount
                               b. Calculate income and expenses by country in
                                  order to determine foreign tax credit
                                  available to shareholders.


                               [END OF SCHEDULE B]



















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                                   SCHEDULE C

                              FUND ACCOUNTING FEES



 ANNUAL ASSET BASED FEE:

            2.0         basis points (.02%) on the first         $5,000,000,000
            1.5         basis points (. 015%) on all assets over $5,000,000,000

 ANNUAL MINIMUM FEES:

            Complex Minimum for initial 16 Portfolios:           $1,200,000

            Each additional Portfolio over the initial 16 Portfolio's listed on Schedule B shall increase the Complex Minimum as follows:

                      $50,000 per domestic Portfolio
                      $65,000 per international Portfolio

            Each Portfolio shall be subject to additional charge of $15,000 for each share class in excess of the initial class.

            For the period of September 1, 2000 to September 30, 2000 only, Portfolios commencing operations on or about September 1,2000 shall be subject to an aggregate flat fee of $65,000. Otherwise, the Annual Asset Based Fee and Annual Minimum Fees shall be in effect.

            The fee proposal does not include Distribution Services. Includes 10 seats for MaxWorks.

                                          ACKNOWLEDGED AND AGREED TO:

                                          TD WATERHOUSE INVESTOR SERVICES, INC.

                                          By: /S/ FRANK J. PETRILLI
                                              ---------------------
                                                  Name: Frank J. Petrilli
                                                  Title: Chief Operating Officer
                                                  Date: 9/1/00

                                           SEI INVESTMENT MUTUAL FUNDS SERVICES

                                          By: /S/ JAMES R. FOGGO
                                              ------------------
                                                  Name: James R. Foggo
                                                  Title: Vice President
                                                  Date: 9/1/00



                               [End of Schedule C]


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